Exhibit 99.1
News Release

Jeffrey K. Ball to Join the Federal Home Loan Bank of San Francisco Board of Directors

SAN FRANCISCO, December 4, 2017 - The Board of Directors of the Federal Home Loan Bank of San Francisco has selected Jeffrey K. Ball to fill an upcoming vacancy on the board beginning January 1, 2018. Mr. Ball is President, Chief Executive Officer, and Director of Friendly Hills Bank, Whittier, California. The term of this seat ends December 31, 2020.

Mr. Ball will replace Richard A. Heldebrant, President and Chief Executive Officer of Star One Credit Union, Sunnyvale, California. Mr. Heldebrant has announced his plans to resign from the Board upon his previously announced retirement from Star One on December 31, 2017.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Amy Stewart, 415-616-2605
stewarta@fhlbsf.com